Exhibit (a)(vi)

Excerpt from Current Report on Form 8-K filed by KBS Strategic Opportunity REIT, Inc. with the Securities and Exchange Commission on September 14, 2017.

ITEM 8.01 OTHER EVENTS

Tender offer by Everest

On September 13, 2017, KBS Strategic Opportunity REIT, Inc. (the “Company”) approved recommending to its stockholders that they reject a mini-tender offer made by Everest REIT Investors I, LLC, for up to 600,000 shares of the Company’s common stock, which is approximately 1.1% of the outstanding shares. The Company commenced distribution to its stockholders of the response containing this recommendation, appearing as Exhibit 99.1, on September 14, 2017.

Commencement of Self-Tender Offer and Suspension of Share Redemption Program

Furthermore, on September 14, 2017, the Company commenced a self-tender offer (the “SOR Offer”) for up to 3,553,660 shares at a price of $14.07 per share, or approximately $50 million of shares. Unless extended or withdrawn, the SOR Offer will expire at midnight Eastern Time on Thursday, October 12, 2017.

The Company is conducting the SOR Offer in order to make liquidity available to stockholders in excess of that permitted under its share redemption program (the “SRP”). Because of the ongoing SOR Offer, the SRP has been suspended from September 29, 2017 through October 31, 2017, meaning no redemptions will be made in September or October (including those requested following a stockholder’s death, qualifying disability or determination of incompetence). The Company has cancelled all outstanding redemption requests under the SRP as of the commencement of the SOR Offer and is not accepting any redemption requests under the SRP during the term of the SOR Offer.

The SOR Offer price of $14.07 per share is 95% of the Company’s most recent estimated value per share and will be paid in cash, less any applicable withholding taxes and without interest, as further described in the Offer to Purchase and Letter of Transmittal filed with Securities and Exchange Commission (the “SEC”) on September 14, 2017. Questions or requests for assistance may be directed to, and copies of the Offer to Purchase and Letter of Transmittal may be obtained by going to the Company’s website at www.kbsstrategicopportunityreit.com or by calling DST Systems, Inc. at 866-584-1381. If stockholders would like to tender a portion or all of their shares pursuant to the terms of the SOR Offer, please follow the instructions given in the materials to properly complete and submit the Letter of Transmittal by midnight Eastern Time on October 12, 2017.

If stockholders would like to submit a redemption request under the SRP, they may do so after the SOR Offer expires. Because the SRP has been suspended through October 31, 2017, redemptions under the SRP will resume (a) on the last business day of November for requests related to a stockholder’s death, qualifying disability or determination of incompetence and (b) on the last business day of December for all other requests.

Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. These statements are subject to the risk that the future estimated value per share of the Company is not higher than the current estimated value per share, that the SOR Offer is oversubscribed, and that strategic alternatives to provide additional liquidity do not occur in the near future. The forward-looking statements also depend on factors such as: our business strategy; our ability to obtain future financing arrangements; our ability to make future distributions; our understanding of our competition; market trends; and projected capital expenditures. A number of other important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including factors described in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent Quarterly Reports on Form 10-Q.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description
99.1	Letter to Stockholders